This Announcement contains inside information as defined in Article 7 of the Market Abuse Regulation No. 596/2014 (“MAR”). Upon the publication of this Announcement, this inside information is now considered to be in the public domain.

TRANSGLOBE ENERGY CORPORATION ANNOUNCES RATIFICATION OF THE CONSOLIDATED AND AMENDED EASTERN DESERT PRODUCTION SHARING CONTRACTS

AIM & TSX: “TGL” & NASDAQ: “TGA”

Calgary, Alberta, December 21, 2021 – TransGlobe Energy Corporation (“TransGlobe” or the “Company”) is pleased to announce the ratification of the consolidated and amended Eastern Desert Production Sharing Contracts. All dollar values are expressed in US dollars unless otherwise stated.

PRODUCTION SHARING CONTRACT RATIFICATION

TransGlobe has received notification that its agreement with the Egyptian General Petroleum Corporation (“EGPC”) to merge, amend and extend its three existing Eastern Desert concessions (West Gharib, West Bakr and North West Gharib) (the “Merged Concession” or the “Agreement”) has been ratified into Egyptian Law.

The newly ratified Agreement extends the concession life with a 15-year development term and a 5-year extension term, modernizes the fiscal terms to promote investment across a broad range of commodity prices, and merges the existing concessions to substantially increase operational and financial efficiencies. See our news release dated December 3, 2020 for details related to the Merged Concession.

The Company will now be required to deposit the first modernization payment ($15 million) and signature bonus ($1 million) as a condition precedent for the Minister of Petroleum and Mineral Resources to sign the amended concession Agreement.  This is expected to occur in the coming weeks, at which point the Agreement becomes effective from February 1, 2020.

RANDY NEELY, PRESIDENT AND CEO’S STATEMENT

“We are thrilled to announce the formal ratification of the Agreement with EGPC. This event marks the culmination of years of collaboration between TransGlobe and EGPC and is a testament to the hard work of all those involved in the process.

With ratification behind us, TransGlobe intends to continue to increase investment and production from our Eastern Desert acreage. We look forward to continuing our partnership with EGPC as we work to unlock the full potential of the Eastern Desert concessions through the application of both conventional and novel technologies. We also believe that with this transformative change accomplished, TransGlobe is well positioned to seek out opportunities to expand our international portfolio, with a primary focus in Egypt.

To reassure our shareholders, TransGlobe intends to maintain its fiscal prudence. We expect to fund the incremental development and modernization payments through cash flow from operations. The improved fiscal terms better position the company to generate increased free cash flow for the benefit of our shareholders, and, with commodity prices cooperating, we expect to revisit our dividend policy in 2022.”

About TransGlobe

TransGlobe Energy Corporation is a cash flow focused oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe’s common shares trade on the Toronto Stock Exchange and the AIM market of the London Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA.

For further information, please contact:

TransGlobe Energy Corporation Randy Neely, President and CEO Eddie Ok, CFO	+1 403 264 9888 investor.relations@trans-globe.com http://www.trans-globe.com or via Tailwind Associates
Tailwind Associates (Investor Relations) Darren Engels	+1 403 618 8035 darren@tailwindassociates.ca http://www.tailwindassociates.ca
Canaccord Genuity (Nomad & Joint-Broker) Henry Fitzgerald-O’Connor James Asensio	+44(0) 20 7523 8000
Shore Capital (Joint Broker) Toby Gibbs	+44(0) 20 7408 4090

Advisory on Forward-Looking Information and Statements

Certain statements included in this news release constitute forward-looking statements or forward-looking information under applicable securities legislation. Such forward-looking statements or information are provided for the purpose of providing information about management's current expectations and plans relating to the future. Readers are cautioned that reliance on such information may not be appropriate for other purposes. Forward-looking statements or information typically contain statements with words such as "anticipate", “strengthened”, “confidence”, "believe", "expect", "plan", "intend", "estimate", "may", "will", "would" or similar words suggesting future outcomes or statements regarding an outlook. In particular, forward-looking information and statements contained in this document include, but are not limited to: the anticipated benefits resulting from the ratified Agreement, including its ability to better generate free cash flows; that the amended concession will be signed into law and the anticipated timing thereof; that TransGlobe will increase investment and production from its Eastern Desert acreage; that TransGlobe will maintain its fiscal prudence; that TransGlobe's incremental development will be funded through cash flow from operations; TransGlobe's expectations that it will revisit its dividend policy in 2022; and other matters.

Forward-looking statements or information are based on a number of factors and assumptions which have been used to develop such statements and information but which may prove to be incorrect. Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Many factors could cause TransGlobe's actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransGlobe.

In addition to other factors and assumptions which may be identified in this news release, assumptions have been made regarding, among other things: that the amended concession will be signed into law on the terms agreed with the Company; that TransGlobe will be able to fund its incremental development through cash flows from operations; that TransGlobe will revisit its dividend policy; anticipated production volumes; the timing of drilling wells and mobilizing drilling rigs; the number of wells to be drilled; the Company's ability to obtain qualified staff and equipment in a timely and cost-efficient manner; the regulatory framework governing royalties, taxes and environmental matters in the jurisdictions in which the Company conducts and will conduct its business; future capital expenditures to be made by the Company; future sources of funding for the Company's capital programs; geological and engineering estimates in respect of the Company's reserves and resources; the geography of the areas in which the Company is conducting exploration and development activities; current commodity prices and royalty regimes; availability of skilled labour; future exchange rates; the price of oil; the impact of increasing competition; conditions in general economic and financial markets; availability of drilling and related equipment; effects of regulation by governmental agencies; future operating costs; uninterrupted access to areas of TransGlobe's operations and infrastructure; recoverability of reserves and future production rates; that TransGlobe will have sufficient cash flow, debt or equity sources or other financial resources required to fund its capital and operating expenditures and requirements as needed; that TransGlobe's conduct and results of operations will be consistent with its expectations; that TransGlobe will have the ability to develop its properties in the manner currently contemplated; current or, where applicable, proposed industry conditions, laws and regulations will continue in effect or as anticipated; that the estimates of TransGlobe's reserves and resource volumes and the assumptions related thereto (including commodity prices and development costs) are accurate in all material respects; and other matters.

Forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties which may cause actual results to differ materially from the forward-looking statements or information include, among other things: that the amended concession will not be signed into law on the terms agreed with the Company; that TransGlobe will not be able to fund its incremental development through cash flows from operations; that TransGlobe will not revisit its dividend policy; operating and/or drilling costs are higher than anticipated; unforeseen changes in the rate of production from TransGlobe's oil and gas properties; changes in price of crude oil and natural gas; adverse technical factors associated with exploration, development, production or transportation of TransGlobe's crude oil reserves; changes or disruptions in the political or fiscal regimes in TransGlobe's areas of activity; changes in tax, energy or other laws or regulations; changes in significant capital expenditures; delays or disruptions in production due to shortages of skilled manpower equipment or materials; economic fluctuations; competition; lack of availability of qualified personnel; the results of exploration and development drilling and related activities; obtaining required approvals of regulatory authorities; volatility in market prices for oil; fluctuations in foreign exchange or interest rates; environmental risks; ability to access sufficient capital from internal and external sources; failure to negotiate the terms of contracts with counterparties; failure of counterparties to perform under the terms of their contracts; and other factors beyond the Company's control. Readers are cautioned that the foregoing list of factors is not exhaustive. Please consult TransGlobe’s public filings at www.sedar.com and www.sec.goedgar.shtml for further, more detailed information concerning these matters, including additional risks related to TransGlobe's business.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise unless required by applicable securities laws. The forward-looking statements or information contained in this news release are expressly qualified by this cautionary statement.

The Company's future dividend payments, if any, and the level thereof is uncertain. Any decision to implement a divided policy or pay dividends will be subject to the discretion of the board of directors of the Company and may depend on a variety of factors, including, without limitation the Company's business performance, financial condition, financial requirements, growth plans, expected capital requirements and other conditions existing at such future time including, without limitation, contractual restrictions and satisfaction of the solvency tests imposed on the Company under applicable corporate law. There can be no assurance that dividends will be paid in the future.

Future acquisition opportunities, if any, and the materiality and timing thereof is uncertain. Any decision to expand through an acquisition, merger, farm-in, or participation in bid-rounds will be subject to the discretion of the board of directors of the Company and may depend on a variety of factors, including, without limitation the Company's business performance, financial condition, financial requirements, expected incremental capital requirements and other conditions existing at such future time. There can be no assurance that acquisitions will be completed in the future.